Exhibit 99.1

YETI Appoints Alison Dean to Board of Directors and Announces Board Transitions

AUSTIN, Texas, (November 2, 2020) – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its Board of Directors has appointed Alison Dean, former Executive Vice President, Chief Financial Officer, and Treasurer at iRobot, as an independent director, effective October 30, 2020. Currently, YETI’s board consists of nine members, seven of which are independent and who collectively possess significant public company experience across strategy, brand building, eCommerce, retail, consumer products, corporate finance, financial management, and product development.

“Alison’s corporate financial acumen and her perspective on operational excellence will be extremely beneficial to the YETI board,” said David Schnadig, Chair of the Board of Directors. “Additionally, her experience with global expansion will be invaluable as we continue to focus on YETI’s international growth.”

Ms. Dean has more than 30 years of cumulative experience in corporate finance. She joined iRobot, the leading consumer robot company in 2005, to help prepare the organization for its public offering and throughout her time there, revenue grew from $142 million to $1.2 billion in 2019. During her tenure, Ms. Dean oversaw a number of critical business areas, including financial planning, corporate finance, acquisitions, information technology, supply chain operations and investor relations. She previously held several senior financial positions at 3Com Corporation, including as Corporate Controller, as well as financial roles at other high tech companies.

Since July 2018, Ms. Dean has served on the board of directors and as the Audit Committee Chair for Everbridge, Inc., the leader in critical event management and enterprise safety applications. Ms. Dean holds a B.A. in Business Economics from Brown University and an M.B.A. from Boston University.

“In addition to her impressive financial expertise, Alison brings a vast knowledge of the consumer and technology industries to YETI’s Board of Directors,” said Matt Reintjes, President and CEO at YETI. “Her support of innovation and global growth will be an asset to our business.”

Ms. Dean will fill a vacancy on YETI’s Board of Directors created by the resignation of Michael E. Najjar, effective October 29, 2020. “We thank Mike for his service to YETI over the past eight years and wish him well as he focuses on management of Cortec and its portfolio companies,” said Matt Reintjes.

Additionally, David Schnadig has informed the Board that he intends to step down as Chair of the Board and the Nominating and Corporate Governance Committee, effective at the 2021 annual meeting of stockholders. Mr. Schnadig also confirmed to the Board that he is willing to stand for re-election if so nominated. “Dave became Chair of YETI’s Board of Directors in June 2012 and since then has provided trusted leadership to the Board and executive team of YETI,” said Matt Reintjes. “We are sincerely appreciative of Dave’s many contributions to YETI’s growth through the years.”

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.
Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

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